ARTICLES OF AMENDMENT
                        TO THE ARTICLES OF INCORPORATION
                                       OF
                          MT ULTIMATE HEALTHCARE CORP.

Pursuant to the provisions of Section 78.390 of the Nevada Revised Statutes, MT Ultimate Healthcare Corp. (the "Corporation") adopts these Articles of Amendment to the Articles of Incorporation.

The following amendments and additions to the Articles of Incorporation were adopted by unanimous consent of the Board of Directors pursuant to Section
78.315 of the Nevada Revised Statutes and by consent of the majority shareholders pursuant to Section 78.320 of the Nevada Revised Statutes.

                                   ARTICLE 4.
           THE NUMBER OF SHARES THE CORPORATION IS AUTHORIZED TO ISSUE
           -----------------------------------------------------------

The capitalization of the Corporation is amended to reflect a 1:4 reverse stock split, to re-authorize Four Hundred Million (400,000,000) shares of common stock, and to re-authorize the par value of $0.001 per share of common stock.

The number of shares of the Corporation outstanding at the time of the adoption of the foregoing was 200,000,000 and the number of shares entitled to vote
thereon was the  same.   The number of shares consenting to the action was
143,611,280. The shareholders consenting to the action represent a majority of the issued and outstanding shares.

     Effective this 18th day of September, 2003.


                                   /s/ MacDonald Tudeme
                                   ---------------------------------------------
                                   MacDonald  Tudeme,  Chief  Executive  Officer

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